Exhibit 6

Execution Copy

LOCK UP AND SUPPORT AGREEMENT

THIS LOCK UP AGREEMENT (this “Agreement”) dated as of September 7, 2011, by and among Bluefly, Inc. (the “Company”), Quantum Industrial Partners LDC (“Soros”), Maverick Fund USA, Ltd., Maverick Fund, L.D.C., Maverick Fund II, Ltd. (collectively, the “Maverick Parties”), Prentice Consumer Partners, LP, (“Prentice”) and Rho Ventures VI, LP (“Rho”; Soros, the Maverick Parties, Prentice and Rho, collectively, the “Stockholders”)

WHEREAS, the Company, Soros, Prentice and Rho (the “2011 Purchasers”) have entered into a Securities Purchase Agreement, dated as of September 7, 2011 (the “2011 Securities Purchase Agreement”), pursuant to which the Company has agreed to sell, and the 2011 Purchasers have agreed to purchase, an aggregate of 3,666,665 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, it is a condition to the parties’ obligations under the Securities Purchase Agreement that the Company and the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

I.

Lock Up

(i) Until the date that is 365 days from the date hereof (including the 365th day), the 2011 Purchasers will not, without the prior written consent of each other 2011 Purchaser and the Company, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of capital stock of the Company, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the Company, or any securities exchangeable for or any other rights to purchase any shares of capital stock of the Company or (3) publicly announce an intention to effect any transaction specified in clause (1) or (2).

(ii) (A) Until the date that is 90 days from the date hereof (including the 90th day) (or such earlier date as one of the 2011 Purchasers is permitted to sell securities that are subject to the lock up set forth in clause (i)), the Maverick Parties will not, without the prior written consent of each 2011 Purchaser and the Company, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of capital stock of the Company, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the Company, or any securities exchangeable for or any other rights to purchase any shares of capital stock of the Company or (3) publicly announce an intention to effect any transaction specified in clause (ii)(A)(1) or (ii)(A)(2).

(B) From and after the date that is 91 days from the date hereof until the date that is 180 days from the date hereof (including the 180th day) (or such earlier date as one of the 2011 Purchasers is permitted to sell securities that are subject to the lock up set forth in clause (i)), the Maverick Parties will not, without the prior written consent of each 2011 Purchaser and the Company, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of capital stock of the Company in an aggregate amount for all such transactions during such period (taken together with any transactions pursuant to clause (ii)(B)(2) below) that exceeds a number of shares equal to 50% of the shares of capital stock of the Company owned by the Maverick Parties on the date hereof, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the Company in an aggregate amount for all such transactions during such period (taken together with any transactions pursuant to clause (ii)(B)(1) above) that exceeds a number of shares equal to 50% of the shares of capital stock of the Company owned by the Maverick Parties on the date hereof, or any securities exchangeable for or any other rights to purchase any shares of capital stock of the Company or (3) publicly announce an intention to effect any transaction specified in clause (ii)(B)(1) or (ii)(B)(2) (such restrictions in clauses (i)(1), (i)(2), (i)(3), (ii)(A)(1), (ii)(A)(2), (ii)(A)(3), (ii)(B)(1), (ii)(B)(2) and (ii)(B)(3) being referred to herein as the “Lock-Up Restrictions”).

Notwithstanding anything to the contrary contained herein, the Lock-Up Restrictions shall not apply to any sale or other transfer of Common Stock by each Stockholder to its respective affiliates, provided that the transferee agrees in writing to be bound by the terms of this Agreement as a condition to such sale or transfer.

For purposes of this Paragraph II, affiliates of Soros shall include (1) any of Soros Fund Management LLC or George Soros or any of their respective affiliates, (2) any person or entity that is managed (x) by Soros Fund Management LLC or (y) by any person or entity that is an affiliate of Soros Fund Management LLC or (3) any person or entity that is a charitable organization established by George Soros or any of the members of George Soros’ family.

II.

Support

The Stockholders hereby agree that at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) of the Stockholder Approval Condition (as such term is defined in the 2011 Securities Purchase Agreement) is sought (a “Company Stockholders’ Vote”), the Stockholders shall (a) when a Company Stockholders’ Vote is held, appear at such Company Stockholders’ Vote or otherwise cause all Eligible Vote Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all Eligible Vote Shares in favor of the Stockholder Approval Condition. “Eligible Vote Shares” means, with respect to a particular Stockholder, the aggregate number of shares of

Common Stock held by such Stockholder, less the number of 2011 Shares (as defined in the 2011 Securities Purchase Agreement) owned by such Stockholder.

III.

Governing Law; Choice of Forum; Jury Waiver

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS LAW, PROVIDED THAT THE PROVISIONS SET FORTH HEREIN AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED TO SUCH PROVISIONS OR THE SUBJECT MATTER THEREOF THAT ARE REQUIRED TO BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW SHALL BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law (as defined in the Investment Agreement), any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

IV.

Counterparts; Facsimile Signatures

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, and a facsimile signature shall have the same force and effect as an original signature on this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

V.

Independent Nature of Stockholders’ Obligations and Rights

The obligations of each Stockholder this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. Nothing contained herein, and no action taken by any party hereto, shall be deemed to constitute any Stockholder as a partnership, an association, a joint venture or any other kind of entity with any other Stockholder, or create a presumption that the Stockholders are in any way acting in concert or as a group with respect to such obligations. Each Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. Each Stockholder has been represented by its own separate legal counsel in their review and negotiation of this Agreement.

VI.

Specific Performance

Each of the parties hereto, in addition to being entitled to exercise all of its rights hereunder, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

VII.

No Violations

Each of the parties hereto agree that no party hereto shall be obligated to comply with any provisions of this Agreement relating to the voting of shares of capital stock of the Company if doing so would constitute a violation of law or public policy.

VIII.

Enforcement Fees and Costs

In the event legal action is taken or commenced by any of the parties hereto against any other party hereto for the enforcement of any of the covenants, terms or conditions of this Agreement, the non-prevailing party shall be liable for all reasonable fees and costs (including legal fees and costs) incurred by the prevailing party in connection with such legal action.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first set forth above.

BLUEFLY, INC.

By:	/s/ Kara B. Jenny
Name:	Kara B. Jenny
Title:	Chief Financial Officer

QUANTUM INDUSTRIAL PARTNERS LDC

By:	/s/ Jay A. Schoenfarber
Name:	Jay A. Schoenfarber
Title:	Attorney-in-fact

[Signature Page to Lock Up and Support Agreement]

MAVERICK FUND USA, LTD

By: MAVERICK CAPITAL, LTD., as its Investment Manager

By:	/s/ John T. McCafferty
	Name:	John T. McCafferty
	Title:	Limited Partner and General Counsel

MAVERICK FUND L.D.C.

By: MAVERICK CAPITAL, LTD., as its Investment Manager

By:	/s/ John T. McCafferty
	Name:	John T. McCafferty
	Title:	Limited Partner and General Counsel

MAVERICK FUND II, LTD

By: MAVERICK CAPITAL, LTD., as its Investment Manager

By:	/s/ John T. McCafferty
	Name:	John T. McCafferty
	Title:	Limited Partner and General Counsel

[Signature Page to Lock Up and Support Agreement]

PRENTICE CONSUMER PARTNERS, LP

By: Prentice Consumer Partners GP, LLC

By:	/s/ Mario Ciampi
	Name:	Mario Ciampi
	Title:	Managing Partner

[Signature Page to Lock Up and Support Agreement]

RHO VENTURES VI, L.P.

By: RMV VI, L.L.C., its General Partner

By: Rho Capital Partners LLC, its Managing Member

By:	/s/ Habib Kairouz
Name: Habib Kairouz
Title: Managing Member

[Signature Page to Lock Up and Support Agreement]